UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

PANDA ETHANOL, INC.

(Exact name of registrant as specified in its charter)

000-50282

Commission File Number

Nevada	33-0986282
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4100 Spring Valley, Suite 1002

Dallas, Texas 75244

(Address of principal

executive offices, including Zip Code)

972.361.1200

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2007, Philip D. English was appointed to the board of directors (the “Board”) of the Company.

Mr. English is not a party to any arrangement or understanding with any person pursuant to which he was appointed as director, nor is he a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries. Mr. English will serve on the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, and he will serve as chairman of the Compensation Committee.

For his service on the Board, Mr. English will receive the Company’s normal compensation for directors. Such compensation consists of an annual retainer of $45,000, a fee of $2,500 for each in-person meeting, and a fee of $2,000 for each telephonic meeting. For his service on the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, Mr. English will receive a fee of $1,500 for each meeting attended, whether in-person or by telephone. Mr. English will also receive an annual retainer of $6,000 for his service as chairman of the Compensation Committee.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2007

PANDA ETHANOL, INC.

By:	/S/ TODD W. CARTER
Todd W. Carter
Chief Executive Officer